Exhibit 99.1

NEWS RELEASE

Release Time	IMMEDIATE

Date	15 July 2011

Number	20/11

BHP BILLITON AND PETROHAWK ENERGY CORPORATION

ANNOUNCE MERGER AGREEMENT

BHP Billiton [ASX: BHP, NYSE: BHP, LSE: BLT, JSE: BIL] and Petrohawk Energy Corporation (“Petrohawk”) [NYSE: HK] announced today that the companies have entered into a definitive agreement for BHP Billiton to acquire Petrohawk for US$38.75 per share by means of an all-cash tender offer for all of the issued and outstanding shares of Petrohawk, representing a total equity value of approximately US$12.1 billion and a total enterprise value of approximately US$15.1 billion, including the assumption of net debt. The Petrohawk board of directors has unanimously recommended to Petrohawk shareholders that they accept the offer.

The transaction would provide BHP Billiton with operated positions in the three world class resource plays of the Eagle Ford and Haynesville shales, and the Permian Basin. Petrohawk’s assets cover approximately 1,000,000 net acres in Texas and Louisiana, with estimated 2011 net production of approximately 950 million cubic feet equivalent per day (MMcfe/d), or 158 thousand barrels of oil equivalent per day (Mboe/d). At year-end 2010, Petrohawk reported proved reserves of 3.4 trillion cubic feet of natural gas equivalent (Tcfe). The company has a current non-proved resources base of 32 Tcfe for a total risked resource base of 35 Tcfe. Petrohawk reported gross assets of US$8.2 billion as at 31 March 2011 and US$390 million of profit before tax for the year ended 31 December 2010.

BHP Billiton CEO, Marius Kloppers, said the acquisition was a natural fit with BHP Billiton’s strategy.

“The proposed acquisition of Petrohawk is consistent with our well defined, upstream, Tier 1 strategy and provides us with even greater exposure to the world’s largest energy market, while also broadening our geographic and customer spread. Importantly, our offer and the associated substantial premium represent a unique opportunity for Petrohawk shareholders and recognise the growth opportunities embedded in its portfolio immediately.”

BHP Billiton Petroleum Chief Executive, J. Michael Yeager, said the Petrohawk acquisition would add high quality growth to the company.

“Petrohawk has a focused portfolio of three world class onshore natural gas and liquids rich shale assets. With over a decade of significant investment and volume growth ahead, this transaction would build on our recent acquisition of the Fayetteville shale in Arkansas and provides the potential to more than double our existing resource base. Following completion of the Petrohawk transaction, BHP Billiton Petroleum will be on track to deliver a compound annual production growth rate of more than 10 per cent for the remainder of the decade as we accelerate our shale development program and leverage our strategic capability in the deep water.

“Importantly, BHP Billiton would retain Petrohawk’s sizeable U.S. based workforce, which has been at the forefront of the technological innovation that brought about the economic viability of U.S. shales. We look forward to extending our dedication to safeguarding the environment and the communities where we operate and continuing our commitment to safe and responsible operating practices across all of our shale gas plays, including the world-class assets that Petrohawk would bring to our portfolio.”

Petrohawk CEO, Floyd Wilson, stated: “We believe these premium oil and natural gas assets would benefit significantly by residing within a larger entity that can employ more capital intensity to accelerate their realised value. We are excited to see this transaction completed and to be part of the BHP Billiton organisation.”

The tender offer is expected to commence by 25 July 2011. The acquisition is subject to the terms and conditions set forth in the merger agreement, including a condition that at least a majority of the outstanding Petrohawk shares are tendered, that the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated and that clearance is obtained from the Committee on Foreign Investment in the United States, and other customary conditions. If the tender offer is completed, untendered shares of Petrohawk will be converted into the right to receive the same US$38.75 per share price paid in the tender offer. The transaction is to be financed from existing cash resources and a new credit facility and is not subject to any financing contingency. The transaction is expected to close in the third quarter of 2011.

BHP Billiton has engaged Barclays Capital and Scotia Waterous as financial advisors in connection with this Offer. Its legal advisors are Sullivan & Cromwell LLP and Morgan, Lewis & Bockius LLP in the United States. Barclays Capital will act as Dealer Manager for the offer. Petrohawk has engaged Goldman Sachs as its financial advisor in connection to this Offer. Its legal advisor is Simpson Thacher & Bartlett LLP.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Petrohawk Energy Corporation (“Petrohawk”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). The offer to purchase shares of Petrohawk common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The merger agreement and the tender offer statement will be filed with the SEC by North America Holdings II Inc., BHP Billiton Petroleum (North America) Inc. and

BHP Billiton Limited, and the solicitation/recommendation statement will be filed with the SEC by Petrohawk. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc. at 212-929-5500 or toll-free at 800-322-2885. The merger agreement will also be published on BHP Billiton Limited’s company announcement page on the ASX website and a copy will be available for inspection through the National Storage Mechanism in the UK at www.hemscott.com/nsm.do.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain, in addition to historical information, certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of BHP Billiton Plc and BHP Billiton Limited and their affiliates, including North America Holdings II Inc. and BHP Billiton Petroleum (North America) Inc. (collectively, the “BHP Billiton Group”), Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions (the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Such forward-looking statements are not guarantees or predictions of future performance, and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results, performance or achievements of any member of the BHP Billiton Group or the enlarged BHP Billiton Group following completion of the Transactions to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived, (ii) beliefs and assumptions relating to available borrowing capacity and capital resources generally, (iii) expectations regarding environmental matters, including costs of compliance and the impact of potential regulations or changes to current regulations to which Petrohawk or any member of the BHP Billiton Group is or could become subject, (iv) beliefs about oil and gas reserves, (v) anticipated liquidity in the markets in which BHP Billiton or any member of the BHP Billiton Group transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties, (vi) beliefs and assumptions about market competition and the behaviour of other participants in the oil and gas exploration, development or production industries, (vii) the effectiveness of Petrohawk’s or any member of the BHP Billiton Group’s strategies to capture opportunities presented by changes in prices and to manage its exposure to price volatility, (viii) beliefs and assumptions about weather and general economic conditions, (ix) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as the stock price of each of Petrohawk, BHP Billiton Plc and BHP Billiton Ltd., (x) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, (xi) expectations regarding Petrohawk’s or any member of the BHP Billiton Group’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments, (xii) Petrohawk’s or any member of the BHP Billiton Group’s ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins, (xiii) beliefs about the outcome of legal, regulatory, administrative and legislative matters, (xiv) expectations and estimates regarding capital and maintenance expenditures and its associated costs and (xv) uncertainties associated with any aspect of the Transactions, including uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions, the outcome of legal proceedings that may be instituted against Petrohawk and/or others relating to the Transactions, the expected timing of completion of the Transactions, the satisfaction of the conditions to the consummation of the Transactions and the ability to complete the Transactions. Many of these risks and uncertainties relate to factors that are beyond the BHP Billiton Group’s ability to control or estimate precisely, and any or all of the BHP Billiton Group’s forward-looking statements may turn out to be wrong. The BHP Billiton Group cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The BHP Billiton Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions unless otherwise stated.

The SEC permits oil and gas companies to disclose only proved, probable or possible reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. BHP Billiton uses the term “non-proved resources base” in this release to refer to reserves other than proved, probable or possible reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC, except in connection with an acquisition. This term includes estimates which are not yet classified as proved, probable or possible reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Non-proved resources base refers to internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers and do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Actual quantities that may be ultimately recovered from these properties will differ substantially. Factors affecting ultimate recovery include the scope of the ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of the non-proved resources base may change significantly as development provides additional data.

Investors are urged to consider the disclosures in BHP Billiton’s periodic filings with the SEC, available from us at Neathouse Place, London, SW1V 1BH, United Kingdom and the Company’s website at www.bhpbilliton.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Conference Call

BHP Billiton will hold an analyst and investor briefing via teleconference and webcast at 6:30pm, 14 July, US Central Daylight Time, 9:30am, 15 July, Australian Eastern Standard Time. The webcast can be accessed via our website www.bhpbilliton.com and or US Toll Free 1-877-270-2148.

BHP BILLITON CONTACTS:

Further information on BHP Billiton can be found at: www.bhpbilliton.com.

Media Relations	Investor Relations

Australia	Australia

Samantha Stevens, Media Relations	Andrew Gunn, Investor Relations
Tel: +61 3 9609 2898 Mobile: +61 400 693 915	Tel: +61 3 9609 3575 Mobile: +61 439 558 454
email: Samantha.Stevens@bhpbilliton.com	email: Andrew.Gunn@bhpbilliton.com

Kelly Quirke, Media Relations	United Kingdom and South Africa
Tel: +61 3 9609 2896 Mobile: +61 429 966 312
email: Kelly.Quirke@bhpbilliton.com
Brendan Harris, Investor Relations
Fiona Martin, Media Relations	Tel: +44 20 7802 4131
Tel: +61 3 9609 2211 Mobile: +61 427 777 908	Mobile: +44 7990 527 726 or +61 437 134 814
email: Fiona.Martin2@bhpbilliton.com	email: Brendan.Harris@bhpbilliton.com

United Kingdom and Americas	Americas

Ruban Yogarajah, Media Relations	Scott Espenshade, Investor Relations
Tel: US +1 713 966 2907 or UK +44 20 7802 4033	Tel: +1 713 599 6431 Mobile: +1 713 208 8565
Mobile: UK +44 7827 082 022	email: Scott.Espenshade@bhpbilliton.com
email: Ruban.Yogarajah@bhpbilliton.com

BHP Billiton Limited ABN 49 004 028 077	BHP Billiton Plc Registration number 3196209
Registered in Australia	Registered in England and Wales
Registered Office: 180 Lonsdale Street	Registered Office: Neathouse Place
Melbourne Victoria 3000 Australia	London SW1V 1BH United Kingdom
Tel +61 1300 55 4757 Fax +61 3 9609 3015	Tel +44 20 7802 4000 Fax +44 20 7802 4111

Members of the BHP Billiton Group which is headquartered in Australia

PETROHAWK ENERGY CORPORATION CONTACT:

Joan Dunlap, VP Investor Relations

Tel: 832 204 2737

email: jdunlap@petrohawk.com